Exhibit (a)(1)(iv)

Form of Letter from the Company to Shareholders
in Connection with the Company’s Acceptance of the Request to Repurchase Shares

Lord Abbett Private Credit Fund
c/o State Street Bank and Trust Company

Attention: Transfer Agency

1776 Heritage Drive, Mailstop JAB0340

North Quincy, MA 02171

Date:

Shareholder Name / Address:

Dear Shareholder:

This letter relates to the tender offer by Lord Abbett Private Credit Fund (the “Company”) to purchase up to 796,830.71 of the Company’s common shares of beneficial interest, par value $0.01 per share (the “Shares”), upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase, dated October 29, 2025 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the accompanying Letter of Transmittal (together with any amendments or supplements thereto and with the Offer to Purchase, the “Offer”). The Company has accepted for purchase [  ]% of the Shares that were properly tendered and not properly withdrawn in connection with the Offer.

Accordingly, this letter serves to inform you that the Company has received and accepted for purchase, as of [  ], 2025, a corresponding percentage of your tender of Shares in the Offer (which percentage takes into account any proration in the event the Company’s tender offer is oversubscribed, as applicable). For more details, please see the Company’s Amendment No. 1 to its Tender Offer Statement on Schedule TO relating to the Offer, as filed with the Securities and Exchange Commission.

In accordance with the terms of the Offer, the Company will effect payment for your properly tendered and accepted Shares in cash promptly after November 28, 2025, after the net asset value per Share as of December 31, 2025 is finalized.

If you have any questions, please contact the Company at 877-548-6353, Monday through Friday (except holidays) during normal business hours of 9:00 a.m. to 6:00 p.m. (Eastern Time).

Sincerely,

Lord Abbett Private Credit Fund

30 Hudson Street
Jersey City, New Jersey 07302